Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

VERANO HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Subordinate Voting Shares, without par value (1)	457	(h)	30,000,000	$15.10	$207,620,239.98	.0000927	$19,246.40
Total Offering Amounts				30,000,000	$15.10	$207,620,239.98	.0000927	$19,246.40
Net Fee Due								$19,246.40

(1) Covers 30,000,000 shares of Class A Subordinate Voting Shares, without par value (the “Subordinate Voting Shares”), of Verano Holdings Corp. (the “Registrant”) issuable in connection with awards granted pursuant to the Registrant’s Stock and Incentive Plan (the “Plan”).

(2) Includes Class B Proportionate Voting Shares of the Registrant (the “Proportionate Voting Shares”) underlying awards for which the Registrant is permitted to issue Subordinate Voting Shares in lieu of Proportionate Voting Shares based on (at the date hereof) a conversion ratio of 100 Subordinate Voting Shares for every one Proportionate Voting Share (or such exchange ratio as is in effect from time to time). Upon a recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar transaction in the future during the effectiveness of the Registrant’s Form S-8 Registration Statement as filed with the Securities and Exchange Commission on June 27, 2022, and involving Subordinate Voting Shares, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based (i) with respect to 59,078 Subordinate Voting Shares underlying stock options previously granted under the Plan, on the weighted average per Share exercise price of C$29.97, and (ii) with respect to the remaining Subordinate Voting Shares, on the mean average of the high sales price (C$8.90) and low sales price (C$8.81) per Subordinate Voting Share on the Canadian Securities Exchange on June 28, 2022, as converted to United States dollars based on the average daily exchange rate as reported by the Bank of Canada for June 28, 2022, of C$1.2864 for one United States dollar. All references to “C$” are to Canadian dollars.

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